EXHIBIT 99.1

For Immediate Release

U-SWIRL, INC. REPORTS 246 PERCENT INCREASE IN NET INCOME FOR FIRST NINE MONTHS OF FY2015

DURANGO, Colorado (January 13, 2015) – U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl” or “the Company”), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today reported its operating results for the third quarter and first nine months of FY2015.

THIRD QUARTER HIGHLIGHTS

●

Revenue for the quarter ended November 30, 2014 (third quarter of FY2015) increased 37 percent to approximately $1.4 million, compared with approximately $1.0 million in the third quarter of the previous fiscal year, primarily due to the January and February 2014 acquisitions of three self-serve frozen yogurt franchising companies that more than tripled the number of cafés operated by the Company and its franchisees.

●	Franchise royalties and fees rose 147 percent to $732,849 in the third quarter of FY2015, compared with $297,121 in the third quarter of FY2014.

●

The Company recorded a net loss of ($12,646), or $0.00 per share, for the quarter ended November 30, 2014, which represented an improvement of 94 percent when compared with a net loss of ($197,616), or ($0.01) per share, in the third quarter of the previous fiscal year.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, improved to $99,000 in the third quarter of FY2015, compared with negative adjusted EBITDA of ($131,000) in the third quarter of FY2014.

●	U-Swirl franchisees opened three self-serve frozen yogurt cafés in the quarter ended November 30, 2014 and converted two additional locations to be co-branded with Rocky Mountain Chocolate Factory.

●

Cash and cash equivalents on the Company’s balance sheet increased 292 percent to approximately $2.7 million as of November 30, 2014, compared with $701,748 at the end of its most recent fiscal year (February 28, 2014).

●	During the third quarter, the Company completed the signing of a master licensing agreement for its CherryBerry frozen yogurt brand in the Canadian Province of British Columbia.

MANAGEMENT COMMENTS

“We are pleased to report that U-Swirl reported a 246 percent improvement in earnings to a record $450,595 in the first nine months of Fiscal 2015, despite incurring over $628,000 in non-recurring charges related to the closure or sale of non-performing stores, changes in corporate management, and acquisition-related costs,” commented Bryan Merryman, Chairman and Chief Executive Officer of U-Swirl, Inc. “A net loss of ($12,646) in the third quarter of Fiscal 2015 represented a 94 percent improvement relative to last year’s third quarter net loss of ($197,616), reflecting economies of scale primarily resulting from the acquisition of three franchisors that more than tripled the number self-serve frozen yogurt stores operating under the U-Swirl umbrella, along with cost savings due to restructuring activities.”

“Operating income, which rose 208 percent to $464,654 (versus $150,909) in the first nine months of Fiscal 2015, would have increased 624 percent to approximately $1.1 million if the Company had not incurred the above-noted non-recurring charges in the first half of the fiscal year. This illustrates that our restructuring and cost-containment programs, along with economies of scale, are having the desired effects upon operating results. The fact that these results were achieved during a period when the self-serve frozen yogurt industry continues to suffer from retail overcapacity bodes well for the long-term success of our consolidation strategy.”

“Specific actions taken to reduce costs throughout our organization during the most recent quarter have included (1) the closing of U-Swirl’s corporate headquarters in Nevada and its re-location to the facilities of our parent company, Rocky Mountain Chocolate Factory, Inc. in Durango, Colorado; (2) the elimination of duplicate personnel and redundant operational activities; and (3) the development of a close working relationship with Rocky Mountain Chocolate factory in order to take advantage of RMCF’s strong accounting, franchisee support infrastructure and marketing resources, which have been developed over the past 33 years,” continued Merryman.

“Shortly after the end of our third quarter, we announced an expansion in our international franchising activities with the signing of a master licensing agreement for our CherryBerry frozen yogurt brand in the Canadian Province of British Columbia. The first CherryBerry frozen yogurt café in British Columbia is expected to open in the late spring of 2015, and the master license agreement anticipates the opening of at least 20 cafés over a ten-year period. We believe the integration of U-Swirl International, Inc. franchise development activities with the franchise marketing and support resources available from Rocky Mountain Chocolate Factory, Inc. played a key role in the closing of this transaction. With a population of approximately 4.6 million people, British Columbia is the third most populated province in Canada, and the majority of its population is concentrated in and around the Vancouver metropolitan area.”

“Our balance sheet has improved in several respects during the first nine months of Fiscal 2015,” noted Jeremy Kinney, Chief Financial Officer of U-Swirl, Inc. “Our cash and equivalents increased 292 percent to over $2.7 million when compared with $0.7 million at the end of Fiscal 2014. We increased working capital to $833,000 at November 30, 2014, compared to a working capital deficit of $391,000 at the end of the prior year. This resulted in a current ratio of 1.3 to 1 at November 30, 2014 compared to 0.9 to 1 at February 28, 2014.”

“While our fourth quarter is typically a seasonally slow period for self-serve frozen yogurt stores, we expect to report further revenue and earnings gains relative to the prior-year quarter and look forward to a record fiscal year ending February 28, 2015,” concluded Merryman.

THIRD QUARTER OPERATING RESULTS

For the three months ended November 30, 2014 (third quarter of FY2015), Company-owned frozen yogurt cafés generated $696,142 in net sales, a decrease of six percent when compared with $742,377 in the third quarter of the previous fiscal year. The reduction in net sales was primarily due to the closure of underperforming cafés in FY2014 and the sale of one location. There were nine Company-owned locations as of November 30, 2014, compared with eight a year earlier.

Franchise royalties and fees increased 147 percent to $732,849 in the third quarter of FY2015, compared with $297,121 in the prior-year quarter, reflecting a significant expansion in the number of franchised cafés in operation due to the acquisition of three frozen yogurt franchising companies in January and February 2014, along with additional store openings. The number of franchised cafés operating for all or part of the third quarter of FY2015 totaled 253, which represented an increase of 229 percent when compared with 77 franchised cafés in the third quarter of FY2014.

Total revenue increased 37 percent to approximately $1.4 million in the third quarter of FY2015, versus approximately $1.0 million in the corresponding period of the previous fiscal year.

The Company’s total costs and expenses rose 16 percent to $1,437,566 in the three months ended November 30, 2014, compared with $1,243,481 in the quarter ended November 30, 2013. Expense and income categories in the most recent quarter that were not evident in the prior-year quarter included $165,898 in franchise development costs and a positive adjustment of $92,402 related to the valuation of a derivative associated with the convertible note agreement with Rocky Mountain Chocolate Factory, Inc.

The Company recorded an operating loss of ($8,575) in the most recent quarter, which was 96 percent smaller than the operating loss of ($203,983) reported in the quarter ended November 30, 2013.

Interest expense totaled $8,183 in the third quarter of FY2015, whereas no interest expense was paid in the prior-year quarter. Interest income declined to $4,112 in the three months ended November 30, 2014, versus $6,367 in the year-earlier period.

The Company reported a net loss of ($12,646), or $0.00 per share, for the third quarter of FY2015, which represented a 94 percent improvement when compared with a net loss of ($197,616), or ($0.01) per share for the third quarter of FY2014.

Adjusted EBITDA, a non-GAAP measure defined later in this release, improved to $99,000 in the three months ended November 30, 2014, versus negative EBITDA of ($131,000) in the third quarter of the previous fiscal year.

The weighted average number of common shares outstanding, assuming dilution, increased 23 percent to 23,302,159 in the most recent quarter, versus 18,941,806 in the prior-year quarter, primarily reflecting shares issued as part of the purchase consideration in certain acquisitions during FY2014.

NINE-MONTH OPERATING RESULTS

For the nine months ended November 30, 2014 (first nine months of FY2015), Company-owned frozen yogurt cafés reported $3,479,598 in net sales, an increase of three percent when compared with $3,374,099 in the first nine months of FY2014.

Franchise royalties and fees increased 174 percent to $2,942,395 in the first nine months of FY2015, compared with $1,075,265 in the corresponding period of the previous year, primarily due to an expansion in the number of franchised cafés in operation.

Total revenue increased 44 percent to approximately $6.4 million in the nine months ended November 30, 2014, versus approximately $4.4 million in the first nine months of FY2014.

The Company’s total costs and expenses rose 39 percent to $5,957,339 in the first nine months of FY2015, compared with $4,298,455 in the prior-year period. Expense and income categories in the first nine months of FY2015 that were not incurred in the first nine months of FY2014 included $389,419 in franchise development costs, $628,077 in restructuring and asset acquisition expenses, and a positive adjustment of $333,193 related to the valuation of a derivative associated with the convertible note agreement with Rocky Mountain Chocolate Factory.

Income from operations increased 208 percent to $464,654, compared with $150,909 in the nine months ended November 30, 2013, primarily due to increased franchise royalties and fees, partially offset by non-recurring restructuring and acquisition charges related to management changes, the closure or sale of certain assets, and the acquisitions of three frozen yogurt franchising companies in January and February of 2014.

Interest expense was largely unchanged at $20,718 in the first nine months of FY2015, versus $20,654 in the first nine months of FY2014. Interest income totaled $6,659 in the first nine months of FY2015, whereas no interest income was recorded in the prior year period.

The Company reported net income of $450,595, or $0.02 per basic and diluted share, for the first nine months of FY2015, which represented a 246 percent improvement in earnings when compared with net income of $130,255, or $0.01 per basic and diluted share, in the first nine months of FY2014.

Adjusted EBITDA, a non-GAAP measure defined later in this release, improved 210 percent to $1,480,000 in the nine months ended November 30, 2014, versus EBITDA of $477,000 in the first nine months of the previous fiscal year.

The weighted average number of common shares outstanding, assuming dilution, increased 39 percent to 23,385,981 in the nine months ended November 30, 2014, versus 16,802,493 in the prior-year period, reflecting shares issued pursuant to the exercise of outstanding Class C warrants and shares issued as part of the purchase consideration in certain acquisitions during FY2014.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, acquisition-related costs and fair value adjustments to GAAP income from operations.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. U-Swirl believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, U-Swirl believes that adjusted EBITDA and adjusted earnings per share are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, U-Swirl uses adjusted EBITDA and adjusted earnings per share as measures of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of January 12, 2015, the Company and its franchisees, licensees and majority-owned subsidiary (U-Swirl, Inc.) operated 605 stores and cafés in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company's common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

 About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following names: U-SWIRL Frozen Yogurt, CherryBerry, Yogurtini, Fuzzy Peach, Aspen Leaf Yogurt, Yogli Mogli, Gracie Bleu, and Josie’s Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc., primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Durango, Colorado, and its common stock trades on the OTCQB under the symbol “SWRL.” As of January 12, 2015, the Company and its franchisees operated 255 self-serve frozen yogurt cafés in 37 states and four foreign countries.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (970) 375-5679

or via email at info@u-swirl.com

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	November 30, 2014	November 30, 2014
Franchise Stores	3	247
Company-Owned Stores	0	9
International License Stores	0	6
Total	3	262

SELECTED BALANCE SHEET DATA

(in thousands)

	November 30, 2014	February 28, 2014

Current Assets	$3,507	$2,269
Total Assets	$15,590	$16,066
Current Liabilities	$2,674	$2,660
Stockholder's Equity	$4,501	$3,005

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Three Months Ended November 30,		Three Months Ended November 30,
	2014	2013	2014	2013
Revenues
Franchise, royalty and marketing fees	732	297	51.2%	28.6%
Retail sales	697	742	48.8%	71.4%
Total Revenues	1,429	1,039	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	241	277	16.9%	26.7%
Labor and related expenses	229	256	16.0%	24.6%
Occupancy and related expenses	153	203	10.7%	19.5%
Franchise development	165	-	11.5%	0.0%
Marketing and advertising	86	73	6.0%	7.0%
General and administrative	456	373	31.9%	35.9%
Depreciation and amortization	199	61	13.9%	5.9%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Fair Value Adjustment	(92)		-6.4%	0.0%
Total Costs and Expenses	1,437	1,243	100.6%	119.6%

Income (loss) from operations	(8)	(204)	-0.6%	-19.6%

Other income (expense)
Interest expense	(8)	6	-0.6%	0.6%
Interest income	4		0.3%	0.0%
Other, net	(4)	6	-0.3%	0.6%

Income (loss) before income taxes	(12)	(198)	-0.8%	-19.1%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	(12)	(198)	-0.8%	-19.1%

Basic Earnings Per Common Share	$-	$(0.01)
Diluted Earnings Per Common Share	$-	$(0.01)

Weighted Average Common Shares Outstanding, Basic and Diluted	22,454,052	15,393,297
Dilutive Effect of Employee Stock Options	848,107	3,548,509
Weighted Average Common Shares Outstanding, Assuming Dilution	23,302,159	18,941,806

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2014	2013	2014	2013
Revenues
Franchise, royalty and marketing fees	2,942	1,075	45.8%	24.2%
Retail sales	3,480	3,374	54.2%	75.8%
Total Revenues	6,422	4,449	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	1,201	1,107	18.7%	24.9%
Labor and related expenses	840	875	13.1%	19.7%
Occupancy and related expenses	559	683	8.7%	15.4%
Franchise development	389	-	6.1%	0.0%
Marketing and advertising	397	162	6.2%	3.6%
General and administrative	1,644	1,199	25.6%	26.9%
Depreciation and amortization	632	272	9.8%	6.1%
Restructuring and acquisition related charges	628	-	9.8%	0.0%
Fair Value Adjustment	(333)	-
Total Costs and Expenses	5,957	4,298	92.8%	96.6%

Income (loss) from operations	465	151	7.2%	3.4%

Other income (expense)
Interest expense	(21)	(21)	-0.3%	-0.5%
Interest income	7	-	0.1%	0.0%
Other, net	(14)	(21)	-0.2%	-0.5%

Income (loss) before income taxes	451	130	7.0%	2.9%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	451	130	7.0%	2.9%

Basic and Diluted Earnings (Loss) Per Common Share	$0.02	$0.01
Diluted Earnings Per Common Share	$0.02	$0.01

Weighted Average Common Shares Outstanding, Basic and Diluted	21,717,994	14,730,088
Dilutive Effect of Employee Stock Options	1,667,987	2,072,405
Weighted Average Common Shares Outstanding, Assuming Dilution	23,385,981	16,802,493

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended November 30,		Change
	2014	2013
GAAP: Income from Operations	$(8)	$(204)	$196
Depreciation and Amortization	199	61
Equity Compensation Expense	-	12
Impairment and Restructuring	-	-
Fair Value Adjustment	(92)	-
Non-GAAP, adjusted EBITDA	$99	$(131)	$230

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Nine Months Ended November 30,		Change	% Change
	2014	2013
GAAP: Income from Operations	$465	$151	314	207.9%
Depreciation and Amortization	632	272
Equity Compensation Expense	88	54
Impairment and Restructuring	628	-
Fair Value Adjustment	(333)	-
Non-GAAP, adjusted EBITDA	$1,480	$477	1,003	210.3%